Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
FalconStor Software, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-212717) of FalconStor Software, Inc. and subsidiaries of our report, dated March 27, 2019, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ RBSM LLP

March 27, 2019

Larkspur, CA